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                                                                    EXHIBIT 10.9

                              MASTER GROUP CONTRACT
                                VOLUNTARY DENTAL
                             DENTAL CARE PLUS, INC.

THE PURPOSE OF THIS MASTER GROUP CONTRACT between DENTAL CARE PLUS, INC. ("Dental Care Plus") and the Enrolling Unit ("Employer") is to provide dental care benefits through Dental Care Plus to enrolled employees of Employer and their eligible dependents upon the following terms and conditions:

1.    Benefits Provided

      Dental Care Plus shall make available, or cause to be provided, to enrolled eligible employees of the Employer and their enrolled eligible dependents ('"Members") the dental care benefits described in the Certificate and any amendments thereto. Dental Care Plus shall furnish to each enrolled employee a Certificate which shall set forth the benefits to which such employee and eligible dependents may be entitled, the limitations to those benefits, and the conditions under which those benefits will be provided. Each enrolled employee shall also receive an identification card.

2.    Eligible Employees and Premium Rates

      (a) Employees shall be eligible for dental care benefits as provided in the Certificate.

      (b) The Dental Premium rates (hereinafter referred to as "Rates") for each enrolled employee for the dental care benefits designated in the Certificate are set forth in the Application for Master Group Contract. These Rates shall remain fixed for the period this Contract is in effect. Thereafter, Dental Care Plus reserves the right to change the Rates by giving written notice to Employer at least forty-five (45) days prior to the Renewal Date. If Dental Care Plus so changes the Rates, Employer may terminated this Contract by giving written notice of its intent to do so within such forty-five (45) day period. Such termination would take effect on the Renewal Date.

3.    Employer's Responsibilities

      Employers agrees to:

      (a) Pay Dental Care Plus the Rates for each enrolled employee in the amounts and at the dates specified in the Application for Master Group Contract or as thereafter modified under this Contract. Employer shall make such payments regardless of any arrangement of Employer to receive from, or otherwise charge to, its enrolled employees all or any part of such Rates.

      (b) Notify each employee who hereafter becomes eligible for enrollment, and each employee eligible for enrollment during any enrollment period, of his eligibility and the procedures for enrollment, and obtain and submit to Dental Care Plus mutually acceptable applications for each such employee desiring to enroll.

      (c) Keep such records and furnish to Dental Care Plus such applications, notices, or periodic reports as may reasonably be required by Dental Care Plus for the purpose of enrolling eligible employees under this Contract, processing terminations of coverage, effecting changes in the type of coverage of an enrolled eligible employee by reason of a change in marital or family status, determining the amount payable by Employer under this Contract, or other purpose reasonably related to the administration of this Contract.

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      (d) Provide reasonable opportunities for Dental Care Plus to communicate with eligible employees, either in person or in writing, prior to their enrollment which are consistent with opportunities provided to other dental care benefits providers and sufficient to allow employees the opportunity to make an educated decision concerning enrollment.

      (e) Maintain at least a forty percent (40%) enrollment of all eligible employees under the Contract, monthly.

4.    Enrollment Opportunities

      (a) Every eligible employee who shall have filed an application for enrollment prior to the original Effective Date of this Contract, and upon its acceptance by Dental Care Plus, shall become enrolled under this Contract for the coverage described in this Certificate.

      (b) Employer will add new employees and their eligible dependents to the group of employees initially enrolled under this Contract, provided such new employees meet the eligibility requirements and have elected such coverage. Enrollment of new employees shall be made in accordance with the procedures set forth in the Application for Master Group Contract.

      (c) Dental Care Plus and the Employer may designate an Open Enrollment Period ("Open Enrollment Period") once a year during which Dental Care Plus will accept applications from eligible employees who either elected not to enroll when initially eligible or who previously terminated their participation. Such employee shall be eligible for enrollment only during an Open Enrollment Period, unless otherwise agreed to by the parties.

      (d) Coverage under this Contract for employees who are enrolled on or before the Effective Date shall commence as of the Effective Date. Thereafter, coverage for any eligible employee making a timely application for enrollment will commence as provided in the Certificate and the Application for Master Group Contract.

5.    Effective Date and Term

      (a) The Effective Date of this Contract ("Effective Date") and the Renewal Date ("Renewal Date") shall be designated in the Application for Master Group Contract.

      (b) The term of this Contract shall be for a period of one (1) year following the Effective Date, unless specified differently, and unless terminated sooner as provided herein, shall be automatically renewed on each Anniversary Date for a one (1) year period beginning on such date upon payment and acceptance of Rates due on such Anniversary Date; provided that either Dental Care Plus or Employer may terminate this Contract without cause at any time by giving forty-five (45) days prior written notice of termination to the other party.

      (c) Eligible Employees must remain under the Contract to the next Anniversary Date of the Master Group Contract, and, unless terminated on such date, be automatically renewed for successive one (1) year periods.

6.    Termination

      In addition to the right of termination provided in Sections 2 and 5, this Contract may be terminated for the following causes and in the following manner;

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      (a) If Employer fails to pay the aggregate dental service Rate as determined by Dental Care Plus on or before the due date of payment for such Rate, Dental Care Plus may terminate this Contract, without notice, effective at the expiration of the last period for which Employer paid such Rate. Acceptance of a delinquent payment by Dental Care Plus shall not be deemed a waiver of this provision for termination in the event of any future failure of Employer to make timely payment of dental care service Rate.

      (b) A grace period of thirty-one (31) days will be granted for the payment of any Rates and during that time this Contract shall continue in force. In no event shall any grace period extend beyond the date this Contract terminates. The Contract shall automatically terminate (1) as of the end of the grace period if any Contract charge remains unpaid, or (2) as of the date during any grace period that Dental Care Plus receives written notice of termination from the Employer. Termination of this Contract shall be without prejudice to any claim originating prior to the effective dlate of termination. Upon termination of this Contract, the Employer shall be liable to Dental Care Plus for the payment of any kind and all prepaid Rates which are accrued and unpaid at the time of termination, including a pro rata fee for any period the Contract was in force during the grace period, if any, preceding the termination.

      In the event this Contract is terminated under subsections (a), (b) or (c) above, Employer shall be liable for all Rates due Dental Care Plus through the date of termination. Upon termination of this Contract, Dental Care Plus shall cease to have any liability for benefits hereunder except as provided in the Certificate.

      (c) If the employer fails to maintain the required forty percent (40%) enrollment of all eligible employees, Dental Care Plus may, at their sole discretion, if the required participation cannot he attained, terminate the Contract at the next monthly billing elate or, if at Annual Renewal, refuse to offer continuation of the Contract.

7.    Changes in Contract

      Except as set forth in Section 2, Dental Care Plus reserves the right to change the benefits, terms, and conditions thereof provided under this Contract by giving Employer not less than forty-five (45) days notice prior to the Anniversary Date.

8.    Notice

      All notices or demands under this Contract, shall be in writing and shall be deemed to have been duty given if delivered by hand or mailed by registered mail, postage prepaid, and addressed in a manner consistent with the Application for Master Group Contract.

9.    Limitation of Responsiblity

      The dentists who participate in the Plan are not employees of Dental Care Plus. All dentists licensed by the State of Ohio and/or the Commonwealth of Kentucky and practicing in the service area are eligible to participate in this Plan. Therefore, Dental Care Plus is not responsible for any injury or harm a patient whose treatment is covered by this Plan may receive from a provider. No cause of action arising out of the relationship between a patient and a participating dentist who provides dental services may be maintained against Dental Care Plus.

      Except as Employer is advised by Dental Care Plus from time-to-time, Dental Care Plus does not undertake to furnish any dental care services but shall pay for such services furnished to enrolled

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employees and their eligible dependents as provided and limited by this Contract and in accordance with the signed agreement between such providers of care and Dental Care Plus.

      Employer agrees and acknowledges responsibility for compliance with applicable laws governing Employer and Employee Benefit Plans, which may be a requirement by entering into this Contract.

10.   The Contract and Interpretation

      This Contract, the Certificate, the Application for Master Group Contract, and the individual applications and reclassifications submitted by employees of Employer in connection with this Contract, constitute the entire agreement between the parties with respect to the subject matter and are hereby incorporated by this reference.

      All employees and their dependents enrolled under this Contract shall have only the rights and benefits, subject to the terms and conditions, set forth in these documents. All statements contained in the individual applications and reclassification submitted by employees of Employer in connection with this Contract, in the absence of fraud, shall be deemed representations and warranties, and no such statements shall void the coverage provided hereunder or reduce any benefits unless contained in a written application of which a copy is attached to this Contract. No waiver, modification or change in any provision of this Contract shall be effective until approved in writing by a duly authorized officer of Dental Care Plus and evidenced by an endorsement attached to this Contract. This Contract shall be governed by and construed in accordance with the laws of the State of Ohio and the Commonwealth of Kentucky.

11.   Successors and Assigns

      This Contract shall be binding upon and inure to the benefit of Dental Care Plus, its successors and assigns. This Contract and the rights and obligations conferred hereunder shall not be assignable by Employer, employees of Employer or Members, except that Employer may assign this Agreement with the prior written consent of Dental Care Plus.

12.   Headings

      The headings of the various sections have been inserted for convenience of reference only and do not constitute a part of this Contract.

13.   Invalidity

      In the event any of the provisions contained in this Contract shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision and this Contract shall be construed as if the invalid, illegal, or unenforceable provision had never been contained herein.

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